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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:     Contact: Paul Paquin               Tatiana Stead
------------------------            V.P., Investor Relations  Corporate Media
October 16, 2001                    (703) 205-1039            (703) 205-1070


               Capital One Reports Record Third Quarter Earnings
                Earnings Per Share Rise 29% Over Year Ago Period

Falls Church, Va. (October 16, 2001) - Capital One Financial Corporation (NYSE:
COF) today announced its 17th consecutive quarter of record earnings, driven by a 38 percent increase in total revenues, and another quarter of the best credit performance of any of the major credit card institutions in the country.

     Earnings for the third quarter of 2001 were $165.3 million, or $0.75 per share, versus earnings of $122.1 million, or $0.58 per share, for the comparable period in the prior year. Earnings in the second quarter of 2001 were $155.3 million, or $0.70 per share.

     "Capital One's 17/th/ consecutive quarter of record-breaking earnings was driven by a 38 percent increase in total revenues over last year," said Richard
D. Fairbank, Capital One's Chairman and Chief Executive Officer. "Our stringent risk management practices again place us in the lead with the best credit performance of any of the major credit card institutions - with a charge-off rate of 3.92 percent. We remain firmly on track to deliver this year's target of 30 percent earnings per share growth."

     Third quarter 2001 revenue, defined as managed net interest income and non-interest income, rose to $1.8 billion versus $1.6 billion in the second quarter of 2001 and $1.3 billion for the comparable period in the prior year. For the quarter, Capital One added 2.0 million net new accounts, bringing total accounts to 40.1 million. The company's managed consumer loan balances increased by $3.2 billion in the third quarter to $38.5 billion.

     "This quarter's strong performance continues to illustrate the power of our unique information-based strategy and our ability to consistently deliver value to our more than 40 million customers," said Nigel W. Morris, Capital One's President and Chief Operating Officer. "Capital One's complete integration of marketing and technology continues to fuel our robust loan growth - a 36 percent annualized increase in managed loans this quarter."

                                    -more-
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Capital One Reports Record Third Quarter Earnings
Page 2

     The managed net charge-off rate decreased to 3.92 percent for the third quarter of 2001 compared with 3.98 percent for the second quarter of 2001. The managed delinquency rate (30+ days) increased to 5.20 percent as of September 30, 2001, compared with 4.92 percent as of June 30, 2001.

     The company's managed net interest margin was 9.27 percent in the third quarter of 2001 versus 9.11 percent in the second quarter of 2001 and 10.75 percent in the comparable period of 2000.

     Marketing expense for the third quarter of 2001 increased $13.2 million to $281.9 million from $268.7 million in the second quarter of 2001, and increased $48.7 million over the $233.2 million spent in the comparable period of the prior year. Other non-interest expenses (excluding marketing) for the third quarter of 2001 were $793.0 million versus $721.6 million for the second quarter of 2001 and $585.8 million in the comparable period of the prior year. Annualized operating expenses per account, which included one-time expenses of $38.8 million, increased to $81.03 for the third quarter of 2001. Excluding the one-time expenses, annualized operating expenses per account would have been $77.06, down from $77.38 for the second quarter of 2001 and $82.84 for the comparable period in the prior year.

     The company cautioned that its current expectations for 2001 earnings and future growth are forward looking statements and actual results could differ materially from current expectations due to a number of factors, including: competition in the credit card industry; the actual account and balance growth achieved by the company; the company's ability to access the capital markets at attractive rates and terms to fund its operations and future growth; and general economic conditions affecting consumer income and spending, which may affect consumer bankruptcies, defaults and charge-offs. A discussion of these and other factors can be found in Capital One's annual and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One's report on Form 10-K for the year ended December 31, 2000.

     Headquartered in Falls Church, Virginia, Capital One Financial Corporation (www.CapitalOne.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products. Capital One's subsidiaries collectively had 40.1 million customers and $38.5 billion in managed loans outstanding as of September 30, 2001. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 index.

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Note:  This release, financial information and a live webcast of today's 5:00pm
(EDT) analyst conference call is accessible on the Internet on Capital One's home page (http://www.CapitalOne.com). Click on "Investor Center" to view/download the earnings press release and other financial information.